Exhibit 99.1
Steven Roth
Chairman and Chief Executive Officer
Vornado Realty Trust
888 Seventh Avenue
New York, NY 10019
Tel 212 894-7000
Fax 212 894-7474
January 31, 2007
Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza, Suite 200
Chicago, Illinois 60606

Attention:	Sam Zell Chairman of the Board of Trustees
Dear Sam:
On behalf of Vornado Realty Trust, Vornado Realty L.P., Dove Holding LLC, Dove Acquisition Trust and Dove Acquisition L.P., I am writing to make a binding offer to acquire Equity Office Properties Trust and EOP Operating Limited Partnership for $56.00 per share in cash and Vornado stock (plus dividends to the closing), on the terms set forth in the enclosed Agreement and Plan of Merger (the “Merger Agreement”).
Unlike Blackhawk’s offer, our offer allows EOP to continue to pay its regular quarterly dividends at the rate of $0.33 per share and includes in the merger consideration pro rata dividends to the closing.
In our offer, each share would convert into (a) $31.00 in cash (plus pro rata dividends to the closing) and (b) Vornado common shares having a value (based on an average price during a period prior to closing as specified in the Merger Agreement) equal to $25.00, except that the fraction of a Vornado common share that will be issued per EOP share will not be less than .1852 nor more than .2174. This formulation assures that the overall value of the package remains $56.00 (plus dividends to the closing) as long as the Vornado price remains between $115 per share and $135 per share.
Our offer contains no financing contingency or contingency relating to asset sales.
Our offer would allow your unitholders to exchange their units for the same package of cash and Vornado common shares that would be paid to your shareholders. Each unit that is not exchanged would roll over into a number of Vornado Realty L.P. Class A Units having a value (based on an average price of the Vornado shares during a period prior to closing as specified in the Merger Agreement) equal to the per share value of the merger consideration paid to your shareholders.

We attach:
•	a definitive Merger Agreement (including disclosure schedules) executed by us,

•	voting agreements executed by Messrs. Roth, Fascitelli, Mandelbaum and Wight and

•	executed commitments covering $30.5 billion of debt financing provided by Lehman Brothers, JPMorgan Chase Bank, Barclays Capital, Greenwich Capital and UBS.
The Merger Agreement reflects many of the comments we received from your counsel. We are separately e-mailing to your counsel a version of the Merger Agreement marked to show changes from the draft we last sent you.
We reserve the right to withdraw our offer and the executed Merger Agreement at any time, except that if our offer is then still outstanding and you notify us in writing that you have found it a “Superior Offer,” we agree not to withdraw it or the executed Merger Agreement before the close of business on the fourth business day after the date of that notice. If you validly terminate the Blackhawk merger agreement and return a counterpart of the Merger Agreement fully executed by Equity Office Properties Trust and EOP Operating Limited Partnership any time before the close of business on that fourth business day, the Merger Agreement will be binding on all parties and we will then reimburse you for the $500 million Blackhawk breakup fee as required by the Merger Agreement.
The Vornado shareholder vote will not add a single day to the timeline between signing and closing. We would use a single joint proxy statement for the EOP and Vornado votes, and both companies would hold their meetings on the same day. In addition, we have delivered voting agreements in which the holders of a substantial percentage of the Vornado common shares have agreed to vote for the deal.
I, and the rest of our management team, our Trustees and the entire Vornado family are proud of the business we have built and our record of financial performance and returns. We are concentrated in the best markets with over 75% of EBITDA coming from our New York and Washington Office and Retail Businesses. Our tenants are strong credits and diversified. During the last 10 years, Vornado’s total return to shareholders has been 656% versus the RMS of 282%. In addition, we have generated a compound annual EBITDA growth rate of 13.3% over the past 5 years.

Our lawyers have advised that due to the material nature of our binding offer we are required by law and stock exchange rules to publicly disclose the contents of this letter.
We look forward to entering into the Merger Agreement with you.
Very truly yours,
Vornado Realty Trust

By:	/s/ Steven Roth
Name:	Steven Roth
Title:	Chairman and Chief Executive Officer